Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information dated January 28, 2022.

We also consent to the incorporation by reference of our report dated November 24, 2021, with respect to the financial statements and financial highlights of The Advisors Inner Circle Fund (comprising Edgewood Growth Fund) included in its Annual Report to Shareholders (Form N-CSR) for the year ended September 30, 2021, into this Post-Effective Amendment No. 349 to the Registration Statement (Form N-1A, File No. 033-42484), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
January 28, 2022